August 24, 1999



R. G. Neiderhoffer Capital
 Management Inc.
145 West 57th Street - 10th Floor
New York, New York 10019

Attention:  Mr. Roy Neiderhoffer

Re:      Smith Barney Diversified Futures Fund L.P. II
         Salomon Smith Barney Orion Futures Fund L.P.

Dear Roy:

         Please liquidate all of your positions for the above mentioned funds in an orderly fashion by the close of business Friday, August 27, 1999.

         If you have any questions, please call me at 212-723-5418.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT




Daniel A. Dantuono
Chief Financial Officer & Director



DAD/sr